Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
ProLogis:
We consent to the use of our reports dated February 26, 2010, with respect to the consolidated financial statements of ProLogis and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference.
/s/ KPMG LLP
Denver, Colorado
May 25, 2010